SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

     Commission File Number             `34 Act No. 0-14340

                    BALCOR/COLONIAL STORAGE INCOME FUND-85
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            (Exact name of registrant as specified in its charter)

         2355 Waukegan Road, Suite A-200, Bannockburn, Illinois  60015
                                (847) 267-1600
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Limited Partnership Interests
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           (Title of each class of securities covered by this Form)

                                     None
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     (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(i)      [ ]
     Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)     [ ]       Rule 12h-3(b)(2)(ii)     [ ]
     Rule 15d-6               [ ]

     Approximate number of holders of record as of the certificate or notice date:

     None
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Balcor/Colonial Storage Income Fund - 85 A Real Estate Limited Partnership, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

Date:  September 30, 1998


                    BALCOR/COLONIAL STORAGE INCOME FUND-85
                    an Illinois limited partnership

                    By:  Balcor Storage Partners-85, an Illinois
                         general partnership, its general partner

                    By:  The Balcor Company,
                         a partner

                    By:   /s/Jerry M. Ogle
                         ----------------------------------
                             Jerry M. Ogle
                    Its:     Senior Managing Director and General Counsel


                    By: Colonial Storage-85, Inc., a Texas Corporatio, a general partner

                    By:   /s/James R. Pruett
                         -----------------------------------
                             James R. Pruett
                    Its:     President
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